Exhibit 99.5



CHEFS INTERNATIONAL'S SPECIAL COMMITTEE RECOMMENDS
ACCEPTANCE OF OFFER TO PURCHASE COMMON STOCK OWNED BY
MINORITY STOCKHOLDERS AT $3.12 PER SHARE



FOR IMMEDIATE RELEASE
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POINT PLEASANT BEACH, NEW JERSEY, June 1, 2004

Chefs International, Inc. ("CHEFS"), owner of a restaurant chain and currently operating nine restaurants in New Jersey and Florida (shares traded on the OTC Bulletin Board under the symbol "CHEF"), announced today that the Special Committee of its Board of Directors, appointed to evaluate a proposal made by the Lombardi Restaurant Group (the "Lombardi Group") to effect a cash purchase of the interests of Chefs' minority stockholders, had unanimously determined to advise CHEFS' Board of Directors that in the Committee's judgment, the proposed increased purchase price of $3.12 per share was fair to CHEFS' minority stockholders and to recommend that the Board accept the proposal.

         The Lombardi Group proposal contemplates a merger pursuant to which a newly formed acquisition corporation would be merged with CHEFS and the CHEFS stockholders other than the Lombardi Group and their affiliates would receive a cash payment of $3.12 per share for their shares of CHEFS common stock. The proposal is subject to various conditions so that no assurances can be given that the proposed transaction will be completed.

For confirmation: Contact Martin W. Fletcher, Controller (732) 295-0350